EXHIBIT 10.64

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND FIRST AMENDMENT TO NOTES AND FORM OF COMPLIANCE CERTIFICATE

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND FIRST AMENDMENT TO NOTES AND FORM OF COMPLIANCE CERTIFICATE (this “Third Amendment”) is made and dated as of the 15th day of February, 2007 by and among CALLAWAY GOLF COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each Lender party with the Borrower, the Administrative Agent, Swing Line Lender and L/C Issuer to the Amended and Restated Credit Agreement dated as of November 5, 2004, as amended by a First Amendment dated as of March 31, 2005 and a Second Amendment dated as of January 23, 2006 (the “Credit Agreement”).

A. The Borrower has asked the Lenders to amend the Credit Agreement, the Notes and the form of Compliance Certificate to (1) eliminate requirements for Collateral, (2) reduce pricing, (3) extend the Maturity Date, (4) modify the definitions of “Permitted Acquisitions,” “Material Subsidiary,” and “Consolidated EBITDA,” (5) modify Investments that are permitted, (6) modify restrictions on Dispositions, (7) modify restrictions on Restricted Payments, (8) eliminate the minimum Consolidated Tangible Net Worth requirement, (9) modify certain restrictions on Indebtedness, and (10) make certain other modifications.

B. On the terms and subject to the conditions of this Third Amendment, the Lenders have agreed to so amend the Credit Agreement.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

1.01 Collateral Requirements Deleted from Credit Agreement and Notes; New Definitions.

(a) In Section 1.01 (Defined Terms), (i) the definitions of “Consolidated Tangible Net Worth,” “Collateral,” “Existing Loan Documents,” “Pledge Agreement,” “Pledge Documents,” “Pledged Equity Interests,” “Release Conditions,” “Security Agreement”, “Security Agreement Collateral,” and “Security Documents” are deleted in their entirety, and all references to such terms, including in the Index and Exhibit Schedule to the Credit Agreement, are deleted; (ii) the definition of “Loan Documents” is amended to delete the references to “Security Documents” and “Existing Loan Documents;” and (iii) subsection (f) of the definition of “Permitted Acquisition” is amended to delete the words “Collateral, Security Document, or other;” and (iv) the definitions of “Consolidated Tangible Assets,” “Consolidated Total Assets,” “Third Amendment,” and “Third Amendment Effective Date” are added in correct alphabetical order, each to read as follows:

“‘Consolidated Tangible Assets’ means, as of any date of determination, the Consolidated Total Assets of the Borrower and its Subsidiaries minus consolidated intangible assets of the Borrower and its Subsidiaries, all determined in accordance with GAAP.”

“‘Consolidated Total Assets’ means, as of any date of determination, the consolidated total assets of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP.”

“‘Third Amendment’ means the Third Amendment to this Agreement dated as of February 15, 2007.”

“‘Third Amendment Effective Date’ means February 15, 2007.”

(b) Sections 5.18 (Collateral) and 6.13 (Collateral Release) are amended to read: “Intentionally Omitted.”

(c) Subsections (a) and (b) of Section 6.12 (Further Assurances) are amended to read “Intentionally Omitted,” and Subsection (c) is amended to delete any references to “Security Agreement” or “Security Documents.”

(d) Section 7.01(l) is amended to read “Intentionally Omitted.”

(e) Subsection (k) of Section 8.01 (Events of Default) is amended to read “Intentionally Omitted.”

(f) Section 9.11 (Collateral and Guaranty Matters) is amended to add at the end thereof:

“On the Third Amendment Effective Date, the Administrative Agent and each Lender releases and terminates any and all Liens under any Loan Document securing Obligations hereunder. In furtherance of the foregoing, the Administrative Agent is authorized to file such termination statements, to redeliver certificates and other collateral previously delivered to it under the Loan Documents and to take such other actions as shall be reasonably necessary or desirable to effectuate such release and termination.”

(g) Subsection (h) of Section 10.01 (Amendments, Etc.) is amended to read “Intentionally Omitted.”

(h) Section 10.20 is amended to delete (i) the last sentence in subsection (a); (ii) the words “and the Existing Loan Documents in such documents” from the first sentence in subsection (b); and (iii) the second sentence in subsection (b); Schedule 10.20 (Existing Loan Documents) is deleted in its entirety.

(i) Exhibit C to the Credit Agreement (Form of Promissory Note) and all Notes issued and outstanding under the Credit Agreement are amended to delete the words “and is secured by the Collateral.”

1.02. Pricing. In Section 1.01 (Defined Terms), the definition of “Applicable Rate,” is amended to read as follows:

“‘Applicable Rate’ means, from time to time, the following percentages per annum based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +
			Letter of Credit Fees
1	≥2.00:1	0.250%	1.250%	0.00%
2	<2.00 :1 but ≥1.50:1	0.225%	1.000%	0.00%
3	<1.50 :1 but ≥1.00:1	0.175%	0.750%	0.00%
4	<1.00 :1 but ≥0.50:1	0.125%	0.625%	0.00%
5	<0.50:1	0.100%	0.500%	0.00%

“Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.”

1.03. Definitions. In Section 1.01 (Defined Terms), the definitions of “Consolidated EBITDA,” “Material Subsidiary” and “Maturity Date” are amended to read as follows:

“‘Consolidated EBITDA’ means, for any period, for the Borrower and its Subsidiaries on a consolidated basis an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) losses on the sale of fixed assets, (v) other expenses of the Borrower and its Subsidiaries which do not represent a cash item (including, without limitation, amounts related to any downsizing, restructuring or partial close of any operations of the Borrower and any of its Subsidiaries) and (vi) the amount of any deduction to Consolidated Net Income as the result of any grant to employees, directors, spokespersons, independent contractors, members of the board of directors and other members of the management of the Borrower or its Subsidiaries of any Equity Interests in the Borrower and minus (b) the following to the extent increasing such Consolidated Net Income: (i) all non-cash gains which have been added in determining Consolidated Net Income for such period and (ii) gains on the sale of fixed assets.”

“‘Material Subsidiary’ means, at any time, any Subsidiary of the Borrower (i) in which the aggregate Investments made by the Borrower and its Subsidiaries (excluding Investments in the nature of intercompany receivables payable by such Subsidiary arising in the ordinary course of business for the sale of inventory and the provision of services but, in the case of Investments in a Foreign Subsidiary, including Investments in Subsidiaries of such Foreign Subsidiary other than any such receivables) exceed $20,000,000 or (ii) that had net annual sales during the four fiscal quarters most recently ended (calculated on a Pro Forma Basis after giving effect to any Acquisition made during such period) of $50,000,000 or more.”

“‘Maturity Date’ means February 15, 2012.”

1.04 Permitted Acquisition. In Section 1.01 (Defined Terms), Subsections (b) and (e) of the definition of “Permitted Acquisition” are amended to read as follows:

“(b) the business acquired in connection with such Acquisition is engaged in one or more of the leisure goods, products and services businesses generally or any business activities that are substantially similar, related, incidental or complementary thereto;”

“(e) the Investments made by the Borrower and its Subsidiaries in connection with such Acquisition, when aggregated with all other Investments in Permitted Acquisitions made during the current fiscal year, will not, as of the date such Investment is made, exceed the greater of (i) $50,000,000 and (ii) if, immediately, after giving effect to such Acquisition, the Aggregate Commitments exceed Total Outstandings by at least $25,000,000, Consolidated EBITDA for the preceding fiscal year; provided, that if at any time during a fiscal year the Aggregate Commitments do not exceed Total Outstandings by at least $25,000,000, any Permitted Acquisition made prior to such time in compliance with clause (ii) of this subparagraph (e) shall remain a Permitted Acquisition for all purposes of this Agreement.”

1.05 Investments. Subsections (a), (k) and (m) of Section 7.02 (Investments) are amended to read as follows:

“(a) Investments of the types set forth in the Borrower’s Treasury Policies Manual “Investment Policies” effective February 1, 2007;

“(k) Investments in Subsidiaries of the Borrower; provided that the aggregate amount of all such Investments outstanding at any one time pursuant to this clause (k) shall not exceed $25,000,000;

“(m) other Investments, including, without limitation, Investments in Joint Ventures, (i) made between the Closing Date and the Third Amendment Effective Date and not otherwise permitted hereunder or (ii) made on or after the Third Amendment Effective Date and not otherwise permitted hereunder in an aggregate amount outstanding at any one time not to exceed the greater of (A) $25,000,000 and (B) (I) 7.5% of (II) Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter.”

1.06 Dispositions. Subsections (h) and (i) of Section 7.05 (Dispositions) are amended to read as follows:

“(h) (i) Dispositions of excess real property and related assets made in connection with the consolidation of business activities in other locations and (ii) sale and leaseback transactions involving real property and related assets; and

“(i) other Dispositions in an aggregate amount in any fiscal year not to exceed (i) 5% of (ii) Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal year.”

1.07 Restricted Payments. Subsections (a) and (e) of Section 7.06 (Restricted Payments) are amended to read as follows:

“(a) each Subsidiary may make Restricted Payments to the Borrower and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); provided, that if and only if, immediately after giving effect to a Restricted Payment (or, in the case of a Restricted Payment that is a dividend, immediately after the declaration of such dividend) by a Subsidiary, the ratio of (x) Consolidated Funded Indebtedness as of such date to (y) Consolidated EBITDA for the four fiscal quarters reflected in the Compliance Certificate most recently delivered pursuant to Section 6.02(a) is less than 2.00 to 1.00, then the pro rata requirement set forth in this Section 7.06(a) shall not apply to such Restricted Payment.

“(e) so long as no Default would exist after giving effect thereto, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares in an aggregate amount in any fiscal year not to exceed the greater of the following:

“(i) $30,000,000; and

“(ii) an amount equal to 75% of the Consolidated EBITDA for the preceding fiscal year, if and only if (A) immediately after giving effect to such Restricted Payment (or, in the case of a Restricted Payment that is a dividend, immediately after the declaration of such dividend), the ratio of (x) Consolidated Funded Indebtedness as of such date to (y) Consolidated EBITDA for the four fiscal quarters reflected in the Compliance Certificate most recently delivered pursuant to Section 6.02(a) would be equal to or more than 2.00 to 1.00 and (B) after making such Restricted Payment (or, in the case of a Restricted Payment that is a dividend, immediately after the declaration of such dividend), the Aggregate Commitments would exceed Total Outstandings by at least $25,000,000;

“provided, however, that there shall be no limitation on the amount of any Restricted Payment permitted pursuant to this Section 7.06(e) if and only if, immediately after giving effect to such Restricted Payment (or, in the case of a Restricted Payment that is a dividend, immediately after the declaration of such dividend), the ratio of (x) Consolidated Funded Indebtedness as of such date to (y) Consolidated EBITDA for the four fiscal quarters reflected in the Compliance Certificate most recently delivered pursuant to Section 6.02(a), would be less than 2.00 to 1.00.

“For purposes of this Section 7.06(e), any Restricted Payment that is a dividend shall be deemed to be paid on the date of declaration of such dividend, and any payment of a dividend the declaration of which is permitted hereunder shall also be permitted hereunder. Any Restricted Payment permitted by this Section 7.06(e) as of the time made (or, in the case of a Restricted Payment that is a dividend, as of the time declared) shall thereafter remain a Restricted Payment permitted by this Agreement for all purposes (and, for the avoidance of doubt, shall remain a Restricted Payment permitted by this Agreement notwithstanding any later increase in Consolidated Funded Indebtedness, any later change in Consolidated EBITDA for any period, any later change in the Aggregate Commitments or any later change in the Total Outstandings).”

1.08 Change in Nature of Business. Section 7.07 (Change in Nature of Business) is amended to read as follows:

“Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof, one or more of the leisure goods, products and services businesses generally or, in each case, any business substantially related or incidental thereto.”

1.09 Financial Covenants. Subsection (c) of Section 7.11 (Financial Covenants) is deleted, and Schedule 2 to the Compliance Certificate appearing as Exhibit D to the Credit Agreement is amended to read as set forth in Annex 1 to this Third Amendment.

1.10 Indebtedness. Subsections (f), (g) and (o) of Section 7.03 (Indebtedness) are amended to read as follows:

“(f) Indebtedness to Financial Institutions not to exceed $50,000,000 in the aggregate outstanding at any one time;”

“(g) Indebtedness in an aggregate amount not in excess of $25,000,000 outstanding at any one time assumed, incurred or acquired in connection with Permitted Acquisitions that was not created in anticipation of such Permitted Acquisitions;”

“(o) other Indebtedness incurred after the Closing Date and not otherwise permitted hereunder in an aggregate amount at any one time outstanding not to exceed $15,000,000.”

1.11 Liens. Subsections (k) and (o) of Section 7.01 (Liens) are amended to read as follows:

“(k) Liens on assets securing Indebtedness permitted under Section 7.03(g) or securing other obligations and liabilities assumed or acquired in connection with a Permitted Acquisition; provided that such Liens (i) do not at any time encumber any property other than the property acquired and, if Equity Interests in a Person are acquired, the assets of such Person and (ii) were not created in anticipation of such Permitted Acquisitions;

“(o) Liens not expressly permitted by subsections (a) through (n) above securing other Indebtedness or other obligations or liabilities of the Borrower and its Material Subsidiaries; provided that the amount of Indebtedness, or other obligations or liabilities secured by such Liens permitted by this subsection (o) shall not exceed $15,000,000 in the aggregate outstanding at any one time.”

1.12 Transactions with Affiliates. Section 7.08 (Transactions with Affiliates) is amended to read as follows:

“Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or, if such transaction is not one that by its nature could be obtained from another Person, is on fair and reasonable terms; provided that the foregoing restriction shall not apply to transactions (a) between or among the Borrower and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries, (b) constituting Investments in Subsidiaries, (c) constituting Indebtedness of the Borrower to any Subsidiary, Indebtedness of any Subsidiary to the Borrower or Indebtedness of any Subsidiary to any other Subsidiary, in each case as permitted by Section 7.03; (d) between the Borrower and any Subsidiary or between Subsidiaries of the Borrower, in each case as permitted by Section 7.04 or Section 7.05, (e) constituting Restricted Payments permitted by Section 7.06, (f) constituting reasonable fees and compensation paid to (including issuance and grants of securities and stock options, employment agreements and stock option and ownership plans for the benefit of, and indemnities provided on behalf of) officers, directors, employees and consultants of the Borrower or any Subsidiary of the Borrower, and (g) constituting loans or advances to employees and officers of the Borrower and its Subsidiaries to the extent permitted by Section 7.02(b).”

1.13 Burdensome Agreements. Section 7.09 (Burdensome Agreements) is amended to read as follows:

“Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor or (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower owing to the Administrative Agent or the Lenders; provided, that the restrictions set forth herein shall not apply to (A) customary restrictions on transfers of property subject to a capital lease as set forth in such capital lease; (B) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by this Agreement or any other Loan Document) of all or substantially all of the capital stock or assets of such Subsidiary; (c) customary prohibitions on assignment in any contract or lease; and (D) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary of the Borrower in the ordinary course of business.”

ARTICLE II

TERMINATION OF RELATED AGREEMENTS

Effective as of the Third Amendment Effective Date, the following agreements are hereby terminated and are of no further force or effect: (a) Pledge Agreement by and between the Borrower and the Administrative Agent dated November 5, 2004, (b) Pledge Agreement (Republic of Korea) by and among the Borrower and the Lenders dated November 5, 2004, (c) Security Agreement by and among the Borrower, the subsidiaries of Borrower party thereto and the Collateral Agent dated as of November 5, 2004, and (d) the Existing Loan Documents (as defined in the Credit Agreement, as in effect immediately prior to the Third Amendment Effective Date).

ARTICLE III

CONDITIONS PRECEDENT

As conditions precedent to the effectiveness of this Third Amendment, (a) there shall have been delivered to the Administrative Agent counterpart copies of this Third Amendment signed by the Borrower and each of the Lenders and acknowledged by each Guarantor, together with certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Offices as reasonably required by the Administrative Agent, (b) the representations and warranties of each Loan Party contained in this Third Amendment and in each of the other Loan Documents shall be accurate and complete in all material respects as of the date of this Third Amendment except to the extent relating solely to a prior date, (c) there shall not have occurred and be continuing any Default and (d) the Borrower shall have paid to the Administrative Agent, individually or for the account of the Lenders, such fees as the parties shall separately have agreed in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

As an inducement to the Lenders to enter into this Third Amendment, the Borrower represents and warrants to each Lender that (a) the Credit Agreement and the Notes, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (b) no Default has occurred and is continuing and (c) no event or circumstance since the financial statements as of December

31, 2005 delivered to the Lenders pursuant to Section 6.01 of the Credit Agreement has had, or could reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect.

ARTICLE V

MISCELLANEOUS PROVISIONS

Capitalized terms used, but not otherwise defined in this Third Amendment, are used with the meaning given to them in the Credit Agreement, and Section references refer to Sections of the Credit Agreement unless the context may otherwise require. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, together with the Credit Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. If any provision of this Third Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Third Amendment shall not be affected or impaired thereby. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

CALLAWAY GOLF COMPANY

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Senior Executive Vice President and Chief Financial Officer

1

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dora A. Brown
Dora A. Brown, Vice President Agency Management Officer

2

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gordon Wiens
Gordon Wiens, Senior Vice President

3

UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and a Lender

By:	/s/ Douglas S. Lambell
Name:	Douglas S. Lambell
Title:	Vice President/SCM

4

BARCLAYS BANK PLC, as Syndication Agent and a Lender

By:	/s/ V.J. Muldoon
Name:	V.J. Muldoon
Title:	Director - North America Multinational Corporate Team

S - 1

JPMORGAN CHASE BANK, N.A., as Documentation Agent and a Lender

By:	/s/ Anna Ruiz
Name:	Anna Ruiz
Title:	Vice President

S - 1

U.S. BANK NATIONAL ASSOCIATION, as Co-Agent and a Lender

By:	/s/ Scott J. Bell
Name:	Scott J. Bell
Title:	Senior Vice President

S - 1

COMERICA WEST INCORPORATION, as a Lender

By:	/s/ Elise M. Walker
Name:	Elise M. Walker
Title:	Vice President

S - 1

FIFTH THIRD BANK, as a Lender

By:	/s/ Gary S. Losey
Name:	Gary S. Losey
Title:	Vice President

S - 1

CITIBANK, N.A., successor in interest by merger to CITIBANK(WEST), F.S.B., as a Lender

By:	/s/ Dennis J. Jans
Name:	Dennis J. Jans
Title:	Vice President

S - 1

REAFFIRMATION

AS OF THE DATE FIRST ABOVE WRITTEN, EACH OF THE UNDERSIGNED GUARANTORS acknowledges receipt of a copy of the foregoing Third Amendment, reaffirms each of the Loan Documents to which it is a party (the “Guarantor Documents”), acknowledges that the execution and delivery of the Third Amendment and the performance of the Credit Agreement, as amended thereby, have no affect on such Guarantor’s agreements and obligations under the Guarantor Documents, all of which remain the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

CALLAWAY GOLF SALES COMPANY

By:	/s/ Joseph Urzetta
Name:	Joseph Urzetta
Title:	President

THE TOP-FLITE GOLF COMPANY

By:	/s/ David A. Laverty
Name:	David A. Laverty
Title:	President

CALLAWAY GOLF INTERACTIVE, INC.

By:	/s/ Julie M. Maloy
Name:	Julie M. Maloy
Title:	Chief Tax Officer

ANNEX I

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	SECTION 7.01(O) – LIENS

	A. Aggregate other Liens securing Indebtedness and other obligations and liabilities of Borrower and Material Subsidiaries at Statement Date:	$

Maximum permitted at any one time outstanding: $15,000,000

II.	SECTION 7.02(H), (K), (M) – INVESTMENTS

	A. Acquisitions made during current fiscal year:	$

Maximum permitted is the greater of (i) $50,000,000 or (ii) if Aggregate Commitments exceed Total Outstandings by at least $25,000,000 immediately after giving effect to a proposed Acquisition and other conditions to Permitted Acquisitions satisfied, Acquisitions up to Consolidated EBITDA for the preceding fiscal year

	B. In addition to Investments in Subsidiaries otherwise permitted, aggregate Investment(s) in Subsidiaries outstanding as of Statement Date:	$

Maximum aggregate amount permitted: $25,000,000

	C. 1. Other Investments not otherwise permitted under Section 7.02 made since effectiveness of Third Amendment:	$

	2. Consolidated Total Assets as of the end of the most recently ended fiscal quarter:	$

	3. 7.5% of Line II.C.2:	$

Line II.C.1 not to be greater than the greater of $25,000,000 and Line II.C.3

III.	SECTION 7.03(E), (F), (G), (H), (O) – INDEBTEDNESS

	A. Aggregate outstanding Indebtedness in respect of capital leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed and capital assets at Statement Date:	$

1

Maximum permitted at any one time outstanding: $25,000,000

	B. Aggregate Indebtedness to Financial Institutions at Statement Date:	$

Maximum permitted at any one time outstanding: $50,000,000.

	C. Aggregate Indebtedness assumed, incurred or acquired in connection with Permitted Acquisition(s) at Statement Date:	$

Maximum permitted at any one time outstanding: $25,000,000

	D. Aggregate Indebtedness to Persons whose assets or Equity Interests were acquired in a Permitted Acquisition outstanding at Statement Date:	$

No Maximum

	E. Other Indebtedness (not otherwise permitted) incurred after Closing Date and outstanding on the Statement Date:	$

Maximum aggregate permitted at any one time outstanding: $15,000,000

IV.	SECTION 7.05(I) – DISPOSITIONS

	A. Aggregate of Dispositions in current fiscal year not otherwise permitted under Section 7.05:	$

	B. Consolidated Tangible Assets as of the end of the most recently ended fiscal year:	$

	C. 5% of Line IV.B:	$

Line IV.A not to be greater than Line IV.C

V.	SECTION 7.06(E) – RESTRICTED PAYMENTS

	A. Restricted Payments during the current fiscal quarter:	$	]

	B. Additional Restricted Payments made during the current fiscal year:	$

	C. Sum of Line. V.A plus Line V.B:	$

Maximum permitted: See Credit Agreement Section 7.06(e). Any Restricted Payments permitted to be made will remain permitted by the Agreement notwithstanding the fact that conditions to making such a payment may thereafter cease to be satisfied.

2

VI.	SECTION 7.11 (A) – MAXIMUM CONSOLIDATED LEVERAGE RATIO AND APPLICABLE RATE

A. Consolidated EBITDA for the fiscal quarter ending on Statement Date (“Subject Period”):

	1. Consolidated Net Income:	$

	2. Consolidated Interest Charges:	$

	3. Provision for income taxes:	$

	4. Depreciation expenses:	$

	5. Amortization expenses:	$

	6. Losses on sale of fixed assets:	$

	7. Other non-cash expenses reducing Consolidated Net Income:	$

8.      Amount of any deduction to Consolidated Net Income as a result of the grant to employees, directors, spokespersons, independent contractors, members of the board of directors and other members of management of Borrower or its Subsidiaries of any Equity Interests in Borrower:

$

	9. Gains on sale of fixed assets:	$

	10. Other non-cash gains increasing Consolidated Net Income:	$

	11. Consolidated EBITDA for Subject Period (Lines VI.A. 1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 – 9-10):	$

	B. Consolidated EBITDA for the second most recent quarter	$

	C. Consolidated EBITDA for the third most recent quarter	$

	D. Consolidated EBITDA for the fourth most recent quarter	$

	E. Consolidated EBITDA for the last four consecutive quarters (Lines VI.A.11 + VI.B + VI.C + VI.D)	$

	F. Consolidated Funded Indebtedness at Statement Date:	$

	G. Consolidated Leverage Ratio (Line VI.F ÷ Line VI.E):	to

Maximum permitted: 2.75 to 1.00

3

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +
			Letter of Credit Fees
1	≥2.00:1	0.250%	1.250%	0.00%
2	<2.00 :1 but ≥1.50:1	0.225%	1.000%	0.00%
3	<1.50 :1 but ≥1.00:1	0.175%	0.750%	0.00%
4	<1.00 :1 but ≥0.50:1	0.125%	0.625%	0.00%
5	<0.50:1	0.100%	0.500%	0.00%

	Applicable Pricing Level as of Statement Date:	$

VII.	SECTION 7.11(B) - CONSOLIDATED INTEREST COVERAGE RATIO

	A. Consolidated EBITDA (Line VI.E above):	$

	B. Consolidated Interest Charges for four fiscal quarters ending on the Statement Date:	$

	C. Consolidated Interest Coverage Ratio (Line VII.A ÷ Line VII.B):	to

Minimum permitted: 3.50 to 1.00

VIII.	SECTION 7.12(C) - CAPITAL EXPENDITURES

	A. Capital expenditures[1] made during current fiscal year to date:	$

Maximum permitted: $50,000,000 per fiscal year

[1]

Excluding expenditures for normal replacements and maintenance which are properly charged to current operations and excluding capital expenditures for real property, related assets and improvements thereto in an aggregate amount not to exceed the net cash proceeds from real property disposed of, or to be disposed of, pursuant to Section 7.05(h).

4